HarborOne Bancorp, Inc. Announces Retirement of James W. Blake; Names Joseph F. Casey Successor CEO

January 27, 2022 08:00 AM Eastern Daylight Time

BROCKTON, Mass.--(BUSINESS WIRE)— The Board of Directors of HarborOne Bancorp, Inc. (the “Company”) (NASDAQ: HONE), parent company of HarborOne Bank (the “Bank”), today announced that James W. Blake will retire as Chief Executive Officer effective May 18, 2022. Joseph F. Casey, currently President and Chief Operating Officer, will continue to hold the title of President, and will assume the role of CEO on May 19, 2022. Mr. Blake and Mr. Casey will continue to serve on the Boards of both the Company and the Bank.

Mr. Blake is a fifty-year veteran of the community banking industry. He joined HarborOne Bank – then known as Brockton Credit Union – in 1993, and he has served as CEO since 1995. During his tenure, Mr. Blake has overseen transformative change at the Bank, including the conversion from a credit union to a bank in 2013, the acquisition of Merrimack Mortgage Company, Inc. in 2015, the Company’s minority stock offering in 2016, the acquisition of Coastway Bancorp, Inc. in 2018, the completion of the second-step conversion in 2019, and expansion of the Bank’s footprint into Metro Boston beginning in 2019 and continuing with the December 2021 opening of new branches in Brighton, Brookline and Cambridge, Massachusetts. Mr. Blake has served on the Community Depository Institutions Advisory Council of the Federal Reserve Bank of Boston. Since 2011, he has served as Chairman of the Signature Healthcare Executive Business Council and the YMCA Foundation. He also currently serves on the board of the Connecticut Online Computer Center, a position he has held since 2003.

“Jim Blake has provided exceptional leadership throughout his twenty-five years as CEO, growing the Bank’s assets from $458 million to over $4.5 billion,” said Michael J. Sullivan, Chairman of the Board of the Company and the Bank. “With Jim at the helm, we benefited from both organic growth and strategic acquisitions, increasing our branch network from 7 locations in 1995 to 30 this year. The Board would also like to extend its sincere appreciation to Jim for his many years of service to the Bank and to the communities that it calls home. We look forward to his continued service on the Bank and Company Boards.”

Mr. Sullivan continued, “My fellow directors and I are pleased that Joe Casey will be stepping in to succeed Jim as HarborOne Bank’s next CEO. Joe understands and embodies the mission, culture and values that have helped drive HarborOne Bank over more than a century of service, growth and diversification. We are confident that Joe is the right person to lead the Bank and drive further growth and strong performance for all of our stakeholders.”

Mr. Casey joined the Bank in 2004 and was appointed President, Chief Operating Officer, and Director in February 2017. Prior to his current position, Mr. Casey held numerous positions at the Bank, including Executive Vice President and Chief Financial Officer from 2006 to 2015, and Senior Vice President and Chief Financial Officer from 2004 to 2006. He is also committed to public service, serving currently as the Chair of the Board of Directors of the MetroSouth Chamber of Commerce, as well as a member of the Board of Directors of the Old Colony YMCA and Chairman of its Investment Committee.

Before joining HarborOne Bank, Mr. Casey was Vice President at Seacoast Financial Services in New Bedford, Massachusetts, and Senior Vice President, Chief Financial Officer and Treasurer at Compass Bank for Savings in New Bedford, Massachusetts, from 2003 to 2004. Prior to that, Mr. Casey spent 17 years with Andover Bancorp, Inc. in Andover, Massachusetts, holding various titles, including Chief Financial Officer, Treasurer, Controller and Internal Auditor.

“I couldn’t be more delighted that Joe has been named my successor,” said Mr. Blake. “Consistent leadership is more important than ever, and Joe has been an indispensable member of the management team at HarborOne Bank for many years. Most recently, he has proven his ability to lead in an ever-changing environment. Joe brings a wealth of institutional knowledge, and a strong commitment to the culture that has helped make the Bank successful. His extensive banking and financial experience, as well as his deep understanding of our customers, will be an invaluable resource as he drives HarborOne Bank to continued growth and positive results.”

Mr. Casey commented, “I am honored to be appointed CEO of this outstanding bank and look forward to leading such a committed and talented team of bankers. Together, we will maintain the Bank’s unique culture and build upon its proud history as we work to deliver sustainable growth in the years ahead.”

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. You should not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

About HarborOne Bancorp, Inc.

HarborOne Bancorp, Inc. is the holding company for HarborOne Bank, a Massachusetts-chartered savings bank. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Eastern Massachusetts and Rhode Island through a network of 30 full-service branches located in Massachusetts and Rhode Island, and a commercial lending office in each of Boston, Massachusetts and Providence, Rhode Island. The Bank also provides a range of educational services through “HarborOne U,” with content and classes available on personal finance and small business delivered virtually as well as at community locations throughout Massachusetts and Rhode Island.  HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, is a full-service mortgage lender with offices throughout Massachusetts, Rhode Island, and New Hampshire and is licensed in seven additional states.

Contacts:  Linda Simmons, EVP, CFO (508) 895-1379